Exhibit 10.76

Agreement

To: Mike Heather

From: Jacob Y. Terner

Re: Engagement of Mike Heather as Chief Financial Officer of Prospect Medical Holdings, Inc. (PMHI) or the Company.

I.                                         This document confirms that Mike Heather has accepted the position of CFO of PMHI. The engagement will commence on April 19, 2004 and continue for a minimum of one year.

II.                                     Heather’s compensation has been agreed on to be:

A.           A salary of $180,000 per annum plus any of the standard corporate benefits he chooses to use.

B.             Three hundred thousand (300,000) options to purchase the common shares of PMHI@ a price of $5.00 per share.

1.               100,000 of these options will vest immediately.

2.               The balance will vest at the rate of 8,333 options for 24 months starting with the first day of his thirteenth (13) month of employment and continue as long as Heather remains employed by the Company.

C.             For example if Heather is employed by the Company for fourteen (14) months and does not complete a fifteenth (15) month of employment, he would have received the one hundred thousand (100,000) options as in “B.l” above and sixteen thousand six hundred sixty six (16,666) options for two full months of employment in a second year.

1.               All options will be exercisable for three (3) years following termination of Heathers employment with the Company.

/s/ Jacob Y. Terner	4/8/04
Jacob Y. Terner, M.D. , CEO PMHI	Date

/s/ Mike Heather	4/8/04
Mike Heather	Date